Exhibit 99.1

Press Release Correction: Conn’s, Inc. Corrects Television Unit Sales Information Previously Reported

BEAUMONT, Texas--(BUSINESS WIRE)--May 7, 2010--Conn’s, Inc. (NASDAQ/NM: CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products, reported in its press release on May 6, 2010, that consumer electronics category sales declined as a result of a 32.7% drop in unit sales of flat-panel televisions, compared to a 6.4% increase in unit sales in the first quarter of the prior fiscal year. The correct statement should have stated that consumer electronics category sales declined as a result of a 23.3% drop in unit sales of flat-panel televisions, compared to a 34.5% increase in unit sales in the first quarter of the prior fiscal year.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chief Financial Officer
Michael J. Poppe, (409) 832-1696 Ext. 3294